EXHIBIT 23.3


            Consent of Independent Registered Public Accounting Firm




To the Board of Directors
Health Systems Solutions, Inc.

We herby consent to the use in the Prospectus constituting part of the Registration Statement of Health Systems Solutions, Inc. on Form SB-2 of our report dated February 28, 2003, (except for the last sentence in the first paragraph of note 8, as to which the date is March 13, 2003), on the financial statements of Provider Solutions Corp. (predecessor to Provider Acquisitions LLC)for the period from January 1, 2002 through September 16, 2002 which appear in such Prospectus. We also consent to the reference of our firm under the caption "Experts" contained in such registration statement.



/s/ Rogoff & Company, PC


New York, New York
November 22, 2004